MUELLER WATER PRODUCTS REPORTS 2021 SECOND QUARTER RESULTS

Increased Net Sales 3.8 percent to $267.5 million
Reported Net Income per Diluted Share of $0.13 and Adjusted Net Income per Diluted Share of $0.14
Generated $63.2 million of Net Cash from Operating Activities for the Six Month Period

ATLANTA, May 3, 2021 - Mueller Water Products, Inc. (NYSE: MWA) announced today that for its fiscal 2021 second quarter ended March 31, 2021, net sales were $267.5 million and net income was $20.9 million.
During the 2021 second quarter, the Company:
•Increased net sales 3.8 percent to $267.5 million as compared with $257.7 million in the prior year quarter.
•Generated operating income of $33.4 million and adjusted operating income of $35.2 million as compared with operating income of $35.8 million and adjusted operating income of $36.7 million in the prior year quarter.
•Achieved net income of $20.9 million and adjusted net income of $22.2 million as compared with net income of $23.8 million and adjusted net income of $24.5 million in the prior year quarter.
•Reported net income per diluted share of $0.13 and adjusted net income per diluted share of $0.14 as compared with net income per diluted share and adjusted net income per diluted share of $0.15 in the prior year quarter.
•Reported adjusted EBITDA of $50.7 million as compared with $51.8 million in the prior year quarter.
•Increased net cash provided by operating activities for the six month period by $66.2 million to $63.2 million and increased free cash flow by $72.4 million to $32.1 million for the same period.
“Overall, we delivered a solid second quarter performance resulting from our team members’ focus on satisfying increasing demand despite continuing and new external challenges from COVID-19 and inflation, especially material costs. Consolidated net sales exceeded our expectations as we reported a 3.8 percent increase in the quarter, which sequentially improved 12.7 percent versus the first quarter of 2021 and compares with a 10.1 percent increase in net sales in the second quarter of last year. The increase in net sales was 1.5%, excluding the benefit of the elimination of Krausz Industries’ one-month reporting lag which added $6.0 million to Infrastructure net sales,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.

“Our end markets improved during the quarter as municipal spending continues to recover from the pandemic and residential construction continues to see strong demand for single-family homes. I am very pleased with our cash generation this quarter leading to a $72.4 million increase in free cash flow through the first six months of the year. Based on our strong first half performance, as well as expectations for our end markets, sales backlog, pricing and inflation for the rest of the year, we are raising our annual guidance for consolidated net sales and adjusted EBITDA growth.

“I remain impressed with our team members as they continue to do an outstanding job serving our customers. We experienced accelerating raw material inflation during the quarter leading us to implement additional price increases for the majority of our products, which will help margins as we move forward. Despite this near-term headwind, higher sales and improved manufacturing performance in the quarter led to a 50 basis points improvement in gross margin, excluding the inventory write-down associated with the recently announced restructuring plans. These actions, in addition to our previously announced multi-year investment to modernize our manufacturing facilities, will help accelerate product development, drive additional operational efficiencies, reduce duplicative expenses and aid us in advancing our environmental initiatives.

“Despite the ongoing operational challenges from the pandemic, accelerating inflation and global supply chain disruptions, we continue to believe that end market demand will support further growth this year. We expect the strong growth in the residential construction end market will more than offset any temporary delays in the project-related portions of the municipal market caused by the pandemic.
“Our top priorities remain focused on keeping our employees safe, protecting our communities, delivering exceptional products and support to our customers and increasing cash flow. At the same time, we continue to execute our strategies to reinvest in our business to drive efficiencies, improve our environmental impact, accelerate growth and provide more technology-enabled products and services to increase the resiliency of the aging water infrastructure.
“I am confident that we are well-positioned to strengthen our leadership role in the water industry and benefit from the enhanced attention the water industry is receiving. With a strong balance sheet and cash generation supporting our strategies, we are well-positioned to benefit all of our stakeholders by becoming a world class manufacturing company and innovative industry leader bringing technology to our water infrastructure products and services.”

Consolidated Results
Net sales for the 2021 second quarter increased $9.8 million, or 3.8 percent, to $267.5 million as compared with $257.7 million for the 2020 second quarter. The net sales increase was primarily due to the one-time benefit of eliminating Krausz Industries’ one-month reporting lag, higher pricing and increased volumes at Technologies. Net sales increased 1.5 percent, excluding the benefit of the elimination of Krausz Industries’ one-month reporting lag which added $6.0 million to Infrastructure net sales.
Operating income declined 6.7 percent to $33.4 million for the 2021 second quarter as compared with $35.8 million for the prior year quarter.
During the quarter, the Company incurred a $2.4 million inventory write-down associated with recently announced plans to close two facilities, an additional $1.4 million of operating income associated with the elimination of the one-month reporting lag and $0.8 million of strategic reorganization and other charges, which have been excluded from adjusted results.

Adjusted operating income was $35.2 million for the 2021 second quarter as compared with $36.7 million for the prior year quarter.
Adjusted EBITDA decreased $1.1 million, or 2.1 percent, to $50.7 million for the 2021 second quarter as compared with $51.8 million for the prior year quarter. Adjusted EBITDA margin of 19.4 percent for the 2021 second quarter declined 70 basis points as compared with 20.1 percent for the prior year quarter.
Segment Results
Infrastructure
Net sales for the 2021 second quarter increased $7.0 million, or 2.9 percent, to $246.9 million as compared with $239.9 million for the 2020 second quarter. This increase was primarily due to the additional $6.0 million in net sales as a result of the benefit of eliminating the one-month reporting lag and higher pricing.
Operating income and adjusted operating income for the second quarter 2021 were $52.6 million and $52.9 million, respectively. Adjusted operating income increased $2.2 million, or 4.3 percent, as compared with the prior year quarter, primarily due to favorable manufacturing performance and higher pricing, partially offset by higher costs associated with inflation, primarily for raw materials.
The estimated expense impact from the COVID-19 pandemic was a net benefit of $0.5 million in the quarter as $1.5 million of lower SG&A expenses, attributed to reduced travel and trade show expense, were partially offset by $1.0 million of additional manufacturing expenses.
Adjusted EBITDA of $65.6 million increased $2.8 million, or 4.5 percent, as compared with $62.8 million in the prior year quarter.
Technologies
Net sales for the 2021 second quarter increased $2.8 million, or 15.7 percent, to $20.6 million primarily due to increased volumes and higher pricing.
Operating loss and adjusted operating loss for the quarter were each $4.6 million. Adjusted operating loss was flat to the prior year quarter as higher sales were offset by unfavorable manufacturing performance, higher SG&A expenses and higher costs associated with inflation.
The estimated expense impact from the COVID-19 pandemic was a net benefit of $0.1 million in the quarter as $0.3 million of lower SG&A expenses, attributed to reduced travel and trade show expense, were partially offset by $0.2 million of additional manufacturing expenses.
Adjusted EBITDA was essentially flat with a loss of $2.6 million as compared with a loss of $2.5 million in the prior year quarter.
Income Taxes
Income tax expense for the 2021 second quarter was $7.2 million, or 25.6 percent of income before tax, and for the prior year quarter was $6.8 million, or 22.2 percent of income before tax.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the six month period improved $66.2 million to $63.2 million as compared with the use of $3.0 million in the comparable prior year period,

primarily driven by improvements in working capital management. Additionally, net cash used in operating activities for the comparable six month period of the prior year included the $22.0 million Walter Energy tax payment.
The Company invested $31.1 million in capital expenditures during the six month period and $37.3 million in the prior year period.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) for the six month period improved $72.4 million to $32.1 million as compared with negative free cash flow of $40.3 million in the prior year period.
As of March 31, 2021, Mueller Water Products had $447.6 million of total debt outstanding, $228.2 million of cash and cash equivalents, and the Company’s net debt leverage ratio was 1.1 times. There are no amounts due on this debt until June 2026 and the Company’s 5.5% senior unsecured notes have no financial maintenance covenants. Based on March 31, 2021 data, the Company had approximately $154.4 million of excess availability under its ABL Agreement, bringing its total liquidity to $382.6 million.
Full-Year Fiscal 2021 Outlook
For the full-year fiscal 2021, the Company is increasing its expectations and currently anticipates that consolidated net sales will increase between 8 and 10 percent as compared with the prior year. Based on performance through the first half of the year, backlog, and current expectations for end markets, pricing and inflation, the Company anticipates that adjusted EBITDA growth will be between 9 and 12 percent as compared with the prior year. The Company expects to generate healthy free cash flow for the rest of the year.
The Company’s expectations for certain financial metrics for the full-year fiscal 2021 are as follows:
•Total SG&A expenses between $215 million and $220 million.
•Interest expense, net between $24 million and $25 million.
•Effective income tax rate between 24 percent and 26 percent.
•Depreciation and amortization between $60 million and $62 million.
•Capital expenditures between $80 million and $85 million.

Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Tuesday, May 4, 2021, at 9:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-839-1190. An archive of the webcast will also be available on the Investor Relations section of the Company’s website.

Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures in evaluating the Company’s underlying performance on a consistent basis across periods and in making decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.

The Company presents net debt and net debt leverage as performance measures because management uses them in evaluating its capital management, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow because management believes it is commonly used by the investment community to measure the Company’s ability to create liquidity.

The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release and have been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking adjusted EBITDA to the comparable GAAP measure, as permitted by Regulation S-K, because certain items, e.g., expenses related to corporate development activities, pension benefits and corporate restructuring, may have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.

Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, trend descriptions, the COVID-19 pandemic, go-to-market strategies, operational excellence, acceleration of new product development, end market performance, net sales performance, adjusted operating income and adjusted EBITDA performance, margins, capital expenditure plans, litigation outcomes, capital allocation and growth strategies, restructuring efficiencies and warranty charges. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.

Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including the extent, duration and severity of the impact of the COVID-19 pandemic on the Company’s operations and results, including effects on the financial health of customers (including collections), the Company and the financial/capital markets, government-mandated facility closures, COVID-19 related facility closures and other manufacturing restrictions, logistical challenges and supply chain interruptions, potential litigation and claims emanating from the COVID-19 pandemic, and health, safety and employee/labor issues in Company facilities around the world; unexpected or greater than expected increases in costs of raw materials and purchased parts; regional, national or global political, economic, market and competitive conditions; cyclical and changing demand in core markets such as municipal spending; government monetary or fiscal policies; residential and non-residential construction, and natural gas distribution; manufacturing and product performance; expectations for changes in volumes, continued execution of cost productivity initiatives and improved pricing; warranty exposures (including the adequacy of warranty reserves); the Company’s ability to successfully resolve significant legal proceedings, claims, lawsuits or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; changing regulatory, trade and tariff conditions; failure to achieve expected cost savings, net sales expectations, profitability expectations and manufacturing efficiencies from restructuring and consolidation activities and our large capital investments in Chattanooga and Kimball, Tennessee and Decatur, Illinois; the failure to integrate and/or realize any of the anticipated benefits of recent acquisitions or divestitures; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Annual Report on Form 10-K (all of which risks may be amplified by the COVID-19 outbreak).
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. (NYSE: MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection and pipe condition assessment. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc., a Delaware corporation, and its subsidiaries. Mueller and each of its subsidiaries are legally separate and independent entities when providing products and services. Mueller does not provide products or services to third parties. Mueller and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. Mueller brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Pratt Industrial®, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands to learn more.
Investor Relations Contact: Whit Kincaid

770-206-4116
wkincaid@muellerwp.com

Media Contact: Yolanda Kokayi
770-206-4131
ykokayi@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	September 30,
	2021	2020
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$228.2	$208.9
Receivables, net of allowance of $5.8 million and $4.8 million	183.9	180.8
Inventories, net	179.4	162.5
Other current assets	22.7	29.0
Total current assets	614.2	581.2
Property, plant and equipment, net	268.5	253.8
Intangible assets	397.1	408.9
Goodwill	100.7	99.8
Other noncurrent assets	55.3	51.3
Total assets	$1,435.8	$1,395.0

Liabilities and equity:
Current portion of long-term debt	$1.0	$1.1
Accounts payable	74.7	67.3
Other current liabilities	84.5	86.6
Total current liabilities	160.2	155.0
Long-term debt	446.6	446.5
Deferred income taxes	100.3	96.5
Other noncurrent liabilities	59.3	56.3
Total liabilities	766.4	754.3

Commitments and contingencies

Common stock: 600,000,000 shares authorized; 158,490,451 and 158,064,750 shares outstanding at March 31, 2021 and September 30, 2020, respectively	1.6	1.6
Additional paid-in capital	1,364.2	1,378.0
Accumulated deficit	(676.7)	(714.2)
Accumulated other comprehensive loss	(19.7)	(24.7)
Total stockholders’ equity	669.4	640.7
Total liabilities and equity	$1,435.8	$1,395.0

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	March 31,		March 31,
	2021	2020	2021	2020
	(in millions, except per share amounts)
Net sales (1)	$267.5	$257.7	$504.9	$470.3
Cost of sales (2)	179.1	171.7	338.1	311.7
Gross profit	88.4	86.0	166.8	158.6
Operating expenses:
Selling, general and administrative	54.2	49.3	103.4	99.2
Strategic reorganization and other charges (2)	0.8	0.9	2.2	3.3
Total operating expenses	55.0	50.2	105.6	102.5
Operating income (1)	33.4	35.8	61.2	56.1
Other expense (income):
Pension benefit other than service	(0.8)	(0.8)	(1.6)	(1.5)
Interest expense, net	6.1	6.0	12.2	13.4
Walter Energy accrual	—	—	—	0.2
Net other expense	5.3	5.2	10.6	12.1
Income before income taxes	28.1	30.6	50.6	44.0
Income tax expense	7.2	6.8	13.0	9.9
Net income	$20.9	$23.8	$37.6	$34.1

Net income per basic share	$0.13	$0.15	$0.24	$0.22

Net income per diluted share	$0.13	$0.15	$0.24	$0.21

Weighted average shares outstanding:
Basic	158.4	157.9	158.3	157.8
Diluted	159.1	158.7	159.0	158.7

Dividends declared per share	$0.0550	$0.0525	$0.1100	$0.1050

(1) Since its acquisition in 2018, the financial statements of Krausz Development Industries Ltd. (“Krausz Industries”) have been included in the Company's consolidated financial statements on a "one-month lag" basis. The one-month reporting lag was eliminated in the quarter ended March 31, 2021 and the consolidated financial statements for that period include the results of operations of Krausz Industries for the four months ended March 31, 2021. As a result, the consolidated statements of operations for the three and six month periods ended March 31, 2021 include an additional $6.0 million of net sales and an additional $1.4 million of operating income.

(2) For the three month and six month periods ended March 31, 2021, Cost of sales includes $2.4 million in Inventory write-downs and Strategic reorganization and other charges includes $0.9 million in termination benefits, both associated with the announced closures of our facilities in Aurora, Illinois and Surrey, British Columbia, Canada.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended
	March 31,
	2021	2020
	(in millions)
Operating activities:
Net income	$37.6	$34.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	15.3	14.4
Amortization	14.1	13.9
Stock-based compensation	3.6	2.7
Pension (benefits) costs	(1.0)	1.4
Deferred income taxes	2.4	0.9
Other, net	4.5	2.2
Changes in assets and liabilities, net of acquisitions:
Receivables, net	(2.4)	(8.2)
Inventories, net	(19.7)	(13.4)
Other assets	1.7	5.7
Accounts payable	7.2	(18.8)
Walter Energy accrual	—	(22.0)
Other current liabilities	1.2	(9.9)
Other noncurrent liabilities	(1.3)	(6.0)
Net cash provided by (used in) operating activities	63.2	(3.0)
Investing activities:
Capital expenditures	(31.1)	(37.3)
Proceeds from sales of assets	0.3	0.1
Net cash used in investing activities	(30.8)	(37.2)
Financing activities:
Dividends paid	(17.4)	(16.6)
Proceeds from financing transaction	3.9	—
Acquisition of joint venture partner’s interest	—	(5.2)
Employee taxes related to stock-based compensation	(1.0)	(0.7)
Common stock issued	1.0	2.2
Common stock repurchased under buyback program	—	(5.0)
Deferred financing costs paid	(0.5)	—
Other	(0.5)	0.5
Net cash used in financing activities	(14.5)	(24.8)
Effect of currency exchange rate changes on cash	1.4	(0.4)
Net change in cash and cash equivalents	19.3	(65.4)
Cash and cash equivalents at beginning of period	208.9	176.7
Cash and cash equivalents at end of period	$228.2	$111.3

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended March 31, 2021
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales (1)	$246.9	$20.6	$—	$267.5

Gross profit	$86.3	$2.1	$—	$88.4
Selling, general and administrative expenses	34.4	6.7	13.1	54.2
Strategic reorganization and other (credits) charges (2)	(0.7)	—	1.5	0.8
Operating income (loss) (1)	$52.6	$(4.6)	$(14.6)	$33.4

Operating margin	21.3%	(22.3)%		12.5%

Capital expenditures	$14.8	$0.7	$—	$15.5

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$20.9
Strategic reorganization and other charges				0.8
Inventory restructuring write-down				2.4
Benefit of one-month results related to elimination of reporting lag				(1.4)
Income tax benefit of adjusting items				(0.5)
Adjusted net income				$22.2

Weighted average diluted shares outstanding				159.1

Adjusted net income per diluted share				$0.14

Net income				$20.9
Income tax expense (4)				7.2
Interest expense, net(4)				6.1
Pension benefit other than service (4)				(0.8)
Operating income (loss)	$52.6	$(4.6)	$(14.6)	$33.4
Strategic reorganization and other charges	(0.7)	—	1.5	0.8
Inventory restructuring write-down	2.4	—	—	2.4
Benefit of one-month results related to elimination of reporting lag	(1.4)	—	—	(1.4)
Adjusted operating income (loss)	52.9	(4.6)	(13.1)	35.2
Pension benefit other than service	—	—	0.8	0.8
Depreciation and amortization	12.7	2.0	—	14.7
Adjusted EBITDA	$65.6	$(2.6)	$(12.3)	$50.7

Adjusted operating margin (3)	22.0%	(22.3)%		13.5%
Adjusted EBITDA margin (3)	27.2%	(12.6)%		19.4%

Adjusted EBITDA	$65.6	$(2.6)	$(12.3)	$50.7
Three prior quarters’ adjusted EBITDA	179.6	(0.9)	(32.6)	146.1
Trailing twelve months’ adjusted EBITDA	$245.2	$(3.5)	$(44.9)	$196.8

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended March 31, 2021
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.0
Long-term debt				446.6
Total debt				447.6
Less cash and cash equivalents				228.2
Net debt				$219.4

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.1x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$29.1
Less capital expenditures				(15.5)
Free cash flow				$13.6

(1) As a result of the elimination of the one-month lag, the three month period ended March 31, 2021 includes an additional $6.0 million of net sales, and an additional $1.4 million in operating income in Infrastructure and Consolidated.
(2) For the three month period ended March 31, 2021, Cost of sales includes $2.4 million in Inventory write-downs and Strategic reorganization and other charges include $0.9 million in termination benefits, both associated with the announced closures of our facilities in Aurora, Illinois, and Surrey, British Columbia, Canada.
(3) For the three month period ended March 31, 2021, the denominator in the adjusted margin calculations shown for Infrastructure and Consolidated excludes net sales of $6.0 million associated with the elimination of the one-month reporting lag.
(4) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended March 31, 2020
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales (1)	$239.9	$17.8	$—	$257.7

Gross profit (1)	$84.1	$1.9	$—	$86.0
Selling, general and administrative expenses	33.4	6.5	9.4	49.3
Strategic reorganization and other charges	0.4	—	0.5	0.9
Operating income (loss)	$50.3	$(4.6)	$(9.9)	$35.8

Operating margin	21.0%	(25.8)%		13.9%

Capital expenditures	$21.2	$0.7	$0.2	$22.1

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$23.8
Strategic reorganization and other charges				0.9
Income tax benefit of adjusting items				(0.2)
Adjusted net income				$24.5

Weighted average diluted shares outstanding				158.7

Adjusted net income per diluted share				$0.15

Net income				$23.8
Income tax expense (2)				6.8
Interest expense, net (2)				6.0
Pension benefit other than service (2)				(0.8)
Operating income (loss)	$50.3	$(4.6)	$(9.9)	$35.8
Strategic reorganization and other charges	0.4	—	0.5	0.9
Adjusted operating income (loss)	50.7	(4.6)	(9.4)	36.7
Pension benefit other than service	—	—	0.8	0.8
Depreciation and amortization	12.1	2.1	0.1	14.3
Adjusted EBITDA	$62.8	$(2.5)	$(8.5)	$51.8

Adjusted operating margin	21.1%	(25.8)%		14.2%
Adjusted EBITDA margin	26.2%	(14.0)%		20.1%

Adjusted EBITDA	$62.8	$(2.5)	$(8.5)	$51.8
Three prior quarters’ adjusted EBITDA	184.9	2.8	(28.0)	159.7
Trailing twelve months’ adjusted EBITDA	$247.7	$0.3	$(36.5)	$211.5

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.1
Long-term debt				446.2
Total debt				447.3
Less cash and cash equivalents				111.3
Net debt				$336.0

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.6x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$9.4
Less capital expenditures				(22.1)
Free cash flow				$(12.7)

(1) Net sales and gross profit associated with certain products have been reclassified as Technologies segment items to conform to the current period presentation.
(2) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Six months ended March 31, 2021
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales (1)	$462.8	$42.1	$—	$504.9

Gross profit	$160.0	$6.8	$—	$166.8
Selling, general and administrative expenses	66.4	12.9	24.1	103.4
Strategic reorganization and other (credits) charges (2)	(0.6)	—	2.8	2.2
Operating income (loss) (1)	$94.2	$(6.1)	$(26.9)	$61.2

Operating margin	20.4%	(14.5)%		12.1%

Capital expenditures	$29.5	$1.5	$0.1	$31.1

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$37.6
Strategic reorganization and other charges				2.2
Inventory restructuring write-down				2.4
Benefit of one-month results related to elimination of reporting lag				(1.4)
Income tax benefit of adjusting items				(0.8)
Adjusted net income				$40.0

Weighted average diluted shares outstanding				159.0

Adjusted net income per diluted share				$0.25

Net income				$37.6
Income tax expense (4)				13.0
Interest expense, net (4)				12.2
Pension benefit other than service (4)				(1.6)
Operating income (loss)	$94.2	$(6.1)	$(26.9)	$61.2
Strategic reorganization and other charges	(0.6)	—	2.8	2.2
Inventory restructuring write-down	2.4	—	—	2.4
Benefit of one-month results related to elimination of reporting lag	(1.4)	—	—	(1.4)
Adjusted operating income (loss)	94.6	(6.1)	(24.1)	64.4
Pension benefit other than service	—	—	1.6	1.6
Depreciation and amortization	25.2	4.1	0.1	29.4
Adjusted EBITDA	$119.8	$(2.0)	$(22.4)	$95.4

Adjusted operating margin (3)	20.7%	(14.5)%		12.9%
Adjusted EBITDA margin (3)	26.2%	(4.8)%		19.1%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$63.2
Less capital expenditures				(31.1)
Free cash flow				$32.1

(1) As a result of the elimination of the one-month lag, the six month period ended March 31, 2021 includes an additional $6.0 million of net sales, and an additional $1.4 million in operating income in Infrastructure and Consolidated.
(2) For the six month period ended March 31, 2021, Cost of sales includes $2.4 million in Inventory write-downs and Strategic reorganization and other charges include $0.9 million in termination benefits, both associated with the announced closures of our facilities in Aurora, Illinois, and Surrey, British Columbia, Canada.
(3) For the six month period ended March 31, 2021, the denominator in the adjusted margin calculations shown for Infrastructure and Consolidated excludes net sales of $6.0 million associated with the elimination of the one-month reporting lag.
(4) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Six months ended March 31, 2020
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales (1)	$432.2	$38.1	$—	$470.3

Gross profit (1)	$152.1	$6.5	$—	$158.6
Selling, general and administrative expenses	65.9	12.9	20.4	99.2
Strategic reorganization and other charges	0.4	—	2.9	3.3
Operating income (loss)	$85.8	$(6.4)	$(23.3)	$56.1

Operating margin	19.9%	(16.8)%		11.9%

Capital expenditures	$35.7	$1.3	$0.3	$37.3

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$34.1
Walter Energy accrual				0.2
Strategic reorganization and other charges				3.3
Income tax benefit of adjusting items				(0.8)
Adjusted net income				$36.8

Weighted average diluted shares outstanding				158.7

Adjusted net income per diluted share				$0.23

Net income				$34.1
Income tax expense (2)				9.9
Interest expense, net (2)				13.4
Walter Energy accrual				0.2
Pension benefit other than service (2)				(1.5)
Operating income (loss)	$85.8	$(6.4)	$(23.3)	$56.1
Strategic reorganization and other charges	0.4	—	2.9	3.3
Adjusted operating income (loss)	86.2	(6.4)	(20.4)	59.4
Pension benefit other than service	—	—	1.5	1.5
Depreciation and amortization	24.1	4.1	0.1	28.3
Adjusted EBITDA	$110.3	$(2.3)	$(18.8)	$89.2

Adjusted operating margin	19.9%	(16.8)%		12.6%
Adjusted EBITDA margin	25.5%	(6.0)%		19.0%

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities				$(3.0)
Less capital expenditures				(37.3)
Free cash flow				$(40.3)

(1) Net sales and gross profit associated with certain products have been reclassified as Technologies segment items to conform to the current period presentation.
(2) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.